UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2024

OMNICOM GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10551	13-1514814
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

280 Park Avenue, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 415-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.15 per share	OMC	New York Stock Exchange
0.800% Senior Notes due 2027	OMC/27	New York Stock Exchange
1.400% Senior Notes due 2031	OMC/31	New York Stock Exchange
2.250% Senior Notes due 2033	OMC/33	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2024 (the “Effective Date”), Omnicom Group Inc. (“Omnicom Group”) and its wholly owned subsidiary Omnicom Capital Inc. (the “Borrower” and, together with Omnicom Group, the “Loan Parties”) entered into a Delayed Draw Term Loan Agreement (the “Credit Agreement”) with the initial lenders named therein (the “Lenders”), Citibank, N.A., BofA Securities, Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Securities (USA), Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Société Générale, Sumitomo Mitsui Banking Corporation, TD Securities (USA), LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as lead arrangers and book managers, and Citibank, N.A., as administrative agent for the Lenders (the “Agent”). The Credit Agreement has a maturity date of December 31, 2026 and provides for a delayed-draw term loan facility in an aggregate principal amount of US$600,000,000. On the Effective Date, the Borrower did not borrow any funds under the Credit Agreement. Borrowings under the Credit Agreement, if drawn, may be used by the Loan Parties for general corporate purposes of the Borrower and its subsidiaries, including, without limitation, to fund acquisitions not prohibited under the Credit Agreement.

Subject to certain customary conditions, the Borrower may draw on the funds under the Credit Agreement from time to time in up to three draws, in each case, in a minimum amount of US$5,000,000 and integral multiples of US$1,000,000 in excess thereof, which may be made on or prior to the earliest of (i) the date of the third such draw, (ii) July 15, 2024 and (iii) the date of termination in whole of the commitments under the Credit Agreement (such earliest date, the “Commitment Termination Date”). Borrowings under the Credit Agreement are prepayable at the Borrower’s option in whole or in part, subject to certain minimum amounts, without premium or penalty. Amounts borrowed under the Credit Agreement may not be reborrowed once prepaid or repaid. Interest on the borrowings under the Credit Agreement is payable at a base rate or a term rate, in either case, plus an applicable margin and fees. In addition, the Borrower will pay to each Lender a ticking fee on the amount of such Lender’s unused commitment from the Effective Date until the Commitment Termination Date at a rate per annum equal to an amount between 6.0 and 17.5 basis points, depending on Omnicom Group’s long-term debt credit rating, payable in arrears quarterly.

The terms of the Credit Agreement include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, nonpayment of interest within five business days after it becomes due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of an actual or deemed entry of an order for relief with respect to either of the Loan Parties under the Federal Bankruptcy Code, the obligation of the Lenders to make advances shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.

The obligations of the Borrower under the Credit Agreement are guaranteed by Omnicom Group.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Delayed Draw Term Loan Agreement, dated as of January 3, 2024, among Omnicom Capital Inc., a Connecticut corporation, Omnicom Group Inc., a New York corporation, the initial lenders named therein, Citibank, N.A., BofA Securities, Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Securities (USA), Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Société Générale, Sumitomo Mitsui Banking Corporation, TD Securities (USA), LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as lead arrangers and book managers, and Citibank, N.A., as administrative agent for the lenders.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICOM GROUP INC.

	By:	/s/ Philip J. Angelastro
	Name:	Philip J. Angelastro
	Title:	Executive Vice President and Chief Financial Officer

Date: January 5, 2024

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